UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2015 (December 17, 2015)

MYOS CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-53298	90-0772394
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

45 Horsehill Road, Suite 106 Cedar Knolls, New Jersey	07927
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (973) 509-0444

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On December 17, 2015, MYOS Corporation (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with RENS Technology Inc. (the “Purchaser”), pursuant to which the Purchaser agreed to invest $20.25 million in the Company (the “Financing”) in exchange for (i) an aggregate of 3,537,037 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), and (ii) warrants to purchase an aggregate of 884,259 shares of Common Stock (the “Warrants”, and together with the Shares, the “Securities”). The Purchaser will purchase the Securities in three tranches over twenty-four months. In the first tranche, which will close immediately following receipt of stockholder approval of the Financing, the Purchaser will acquire 1,500,000 Shares and 375,000 Warrants (the “Initial Warrant”) for $5.25 million. In the second tranche, which will close within six months of the closing of the first tranche, the Purchaser will acquire 925,926 Shares and 231,481 Warrants (the “Second Warrant”) for $5.0 million. In the third tranche, which will close within eighteen months of the closing of the second tranche, the Purchaser will acquire 1,111,111 Shares and 277,778 Warrants (the “Third Warrant”) for $10.0 million. Each of the Warrants will be immediately exercisable upon issuance, will expire five years after issuance and will have the following exercise prices: (a) $7.00 per share for the Initial Warrant, (b) $10.80 per share for the Second Warrant and (c) $18.00 per share for the Third Warrant.

The Purchase Agreement contains customary representations and warranties by the Company. In addition, the Company agreed: (i) that the Purchaser will have the right to appoint four persons to the Company’s board of directors, subject to adjustment based on the Purchaser’s ownership percentage of the Company, and (ii) to provide the Purchaser with a right to participate in 50% (or 100% if shares are to be issued for less than $3.50 per share) of any future financings pursued by the Company within 12 months from the closing of the third tranche of the Financing. The Purchaser agreed that, subsequent to the closing of the first tranche of the Financing, it will assist the Company in: utilizing its food technologies in the Company’s existing and future products, finding suitable manufacturing partners in China, locating suitable acquisition targets in China and setting up a subsidiary in China. Furthermore, until the closing of the third tranche, the Company will not take certain actions, including issuing shares (except for certain permitted issuances) or appointing new officers and directors, without the Purchaser’s consent.

Concurrent with the execution of the Purchase Agreement, the Company entered into an exclusive distribution agreement (the “Distribution Agreement”) with RENS Agriculture Science & Technology Co. Ltd., the parent company of the Purchaser (“RENS Agriculture”). Pursuant to the terms of the Distribution Agreement, the Company will supply product for RENS Agriculture’s exclusive distribution in China (including mainland China, Hong Kong, Macau and Taiwan) and all countries in Southeast Asia in exchange for payment terms to be mutually agreed upon the conclusion of a market study and trial sale.

The Company intends to use the net proceeds from the Financing to fund its working capital, product development and marketing, research and development and other general corporate purposes. The Company intends to hold a special meeting of its stockholders at the earliest practicable date to obtain stockholder approval of the Financing. The first closing of the Financing is expected to occur in the first quarter of 2016, subject to stockholder approval of the Financing and the satisfaction of other customary closing conditions.

On December 17, 2015, the Company issued an unsecured promissory note in the principal amount of $575,000 (the “Note”) to Gan Ren, a related party of RENS Agriculture, to provide short-term funding to the Company prior to the closing of the Financing. The Note bears interest at a rate of 8% per annum and matures (the “Maturity Date”) one year from the date of issuance.  On the Maturity Date, the Note and any accrued interest thereon will automatically convert into shares of Common Stock at $2.75 per share (the “Conversion Price”) unless earlier converted. At any time prior to the Maturity Date, the holder of the Note may convert the Note and any accrued interest into shares of Common Stock at the Conversion Price. If the Company consummates the first tranche of the Financing prior to the Maturity Date, then, so long as the price of the Common Stock is at or above $2.75 per share, the Company may elect to convert the unpaid principal and accrued interest due under the Note into shares of Common Stock at the Conversion Price. The Conversion Price is subject to adjustment for stock splits, stock dividends and combinations. The Note includes standard events of default including non-payment of the principal or accrued interest due on the Notes. Upon an event of default, all obligations under the Note will become due and payable.

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The foregoing descriptions of the Purchase Agreement, the Warrants, the Distribution Agreement and the Note are qualified in their entirety by reference to the complete text of such agreements filed hereto as Exhibits 10.1, 4.1, 10.2 and 10.3, respectively.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this Current Report on Form 8-K above is incorporated by reference herein.

Item 3.02. Unregistered Sales of Equity Securities

The information set forth above in Item 1.01 of this Current Report on Form 8-K above is incorporated by reference herein.

The Securities to be issued in the Financing and the shares of Common Stock issuable upon conversion of the Note as described above have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and such issuances will be made pursuant to the exemptions from registration provided by Section 4 (a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The Securities issued thereunder are restricted in accordance with Rule 144 under the Securities Act. The issuances did not involve any public offering; the Company made no solicitation in connection with the Financing other than communications with the Purchaser; the Company obtained representations from the Purchaser regarding its investment intent, knowledge and experience; the Purchaser either received or had access to adequate information about the Company to make an informed investment decision; the Company reasonably believed that the Purchaser was capable of evaluating the merits and risks of its investment; and the Securities to be issued thereunder will be issued with restricted securities legends.

This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy any security. The Securities have not been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States or any state thereof absent registration under the Securities Act and applicable state securities laws or an applicable exemption from registration requirements.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 17, 2015, the Company entered into an employment agreement (the “Employment Agreement”) with K. Bryce Toussaint pursuant to which Mr. Toussaint will serve as the Company’s Chief Executive Officer. Mr. Toussaint has over 15 years of experience as a management and finance leader, focusing on all aspects of corporate finance, internal audit (financial, operational, compliance, IT), operational effectiveness, profit/performance enhancement, team building, and project management. Since June 2000, he has provided accounting and business consulting services, including consulting on mergers and acquisitions and SEC compliance. From July 2015 to September 2015, he served as interim president of VGTel, Inc. (OTC:VGTL). Mr. Toussaint built the foundation of his career at KPMG LLP, where he served both foreign and domestic registrants with reporting, mergers and acquisitions and other capital market engagements from August 1996 to June 2000. He also built a successful practice assisting colleges and universities with various process improvement and compliance initiatives. He has also consulted with numerous start-up businesses, developing their management teams, accounting and reporting structure, and providing strategic and operational expertise. Mr. Toussaint has also helped such firms raise equity and debt financing, generally serving in an interim management capacity. Mr. Toussaint served as a director with NextGen Healthcare Solutions, LLC, a privately-held healthcare services company, from January 2012 to April 2012, as a director with Continewity LLC, a privately-held consulting firm, from December 2010 to November 2012, and as a director with Swordfish Financial, Inc., a public company, from December 2012 through January 2014. Mr. Toussaint graduated from Louisiana State University with a BS in Accountancy and received an MBA from Louisiana State University. Mr. Toussaint is a licensed certified public accountant in Texas.

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Pursuant to the terms of the Employment Agreement, Mr. Toussaint will work for the Company on a full-time basis and will receive an annual base salary of $240,000.  Mr. Toussaint may receive an annual cash bonus in an amount up to 100% of his base salary, as may be determined by the Board in its sole discretion. In addition, Mr. Toussaint will be issued up to 46,000 shares of the Company’s common stock in accordance with the following schedule: (i) 10,000 shares will be issued upon the execution of the Employment Agreement, (ii) an additional 10,000 shares will be issued upon the second closing of the Financing, (iii) an additional 10,000 shares will be issued upon the third closing of the Financing, (iv) an additional 2,000 shares will be issued upon the Company achieving annual “net revenues” (as reported in the Company’s most recent periodic report filed with the Securities and Exchange Commission) of a minimum of $10.0 million, excluding net revenues derived from China (including mainland China, Hong Kong, Macau and Taiwan) and all countries in Southeast Asia, (v) an additional 4,000 shares will be issued upon the Company achieving annual “net revenues” (as reported in the Company’s most recent periodic report filed with the Securities and Exchange Commission) of a minimum of $20.0 million excluding net revenues derived from China (including mainland China, Hong Kong, Macau and Taiwan) and all countries in Southeast Asia, and (vi) an additional 10,000 shares will be issued upon the Company achieving a market capitalization of a minimum of $100.0 million (based on the 30-day volume weighted average price of the Company’s common stock). Each issuance of shares will vest in four equal semi-annual installments commencing on the date of issuance. The term of the Employment Agreement is two years, and the Employment Agreement will automatically renew for successive one-year periods, unless a notice of non-renewal is provided by either party at least sixty days prior to the expiration date of the term.

In the event Mr. Toussaint’s employment is terminated by the Company for cause (as defined in the Agreement, including if any tranche of the Financing does not close) or as a result of death or disability, or if Mr. Toussaint terminates his employment without good reason (as defined in the Agreement), Mr. Toussaint will be entitled to receive any accrued and unpaid base salary and employee benefits up to the date of termination as well as retain any portion of the common stock that has previously vested.

In the event Mr. Toussaint’s employment is terminated by the Company for any reason other than cause, death or disability, or if Mr. Toussaint terminates his employment for good reason, he will be entitled to receive any accrued and unpaid base salary and employee benefits up to the date of termination as well as the vested portion of the stock option.  In addition, he will be entitled to receive his base salary for the number of months equal to the years of service to the Company by Mr. Toussaint following the one-year anniversary of the date of termination and payment of all COBRA premiums for six months following the date of termination.

In the event Mr. Toussaint’s employment is terminated by the Company in connection with, or as a result of, a change of control (as defined in the Agreement), or if Mr. Toussaint terminates his employment for good reason following a change in control, he will be entitled to receive any accrued and unpaid base salary and employee benefits up to the date of termination. In addition, he will be entitled to receive his base salary for the number of months equal to the years of service to the Company by Mr. Toussaint following the one-year anniversary of the date of termination and payment of all COBRA premiums for six months following the date of termination. Furthermore, the unvested portion of the common stock will vest as of the date of the consummation of the change in control.

The Agreement contains customary non-competition and non-solicitation provisions that extend to two years after termination of Mr. Toussaint’s employment with the Company.  Mr. Toussaint also agreed to customary terms regarding confidentiality and ownership of product ideas.

There are no family relationships between Mr. Toussaint and any of the Company’s directors or executive officers and the Company has not entered into any transactions with Mr. Toussaint that are reportable pursuant to Item 404(a) of Regulation S-K.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Employment Agreement, which is attached hereto as Exhibit 10.4.

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Item 7.01. Regulation FD Disclosure.

On December 17, 2015, the Company issued a press release announcing the Financing and the appointment of Mr. Toussaint. A copy of the Company’s press release is furnished and not filed pursuant to Item 7.01 as Exhibit 99.1 hereto. Such information shall not be deemed to be “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any of the Company’s filings under the Securities Act or the Exchange Act whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such filings.

Additional Information

The proposed Financing will be submitted to stockholders of the Company for their consideration. Stockholders are urged to read the proxy statement regarding the proposed Financing when it becomes available because it will contain important information. Stockholders will be able to obtain a free copy of the proxy statement, as well as other filings containing information about the Company, without charge, at the Securities and Exchange Commission’s Internet site (www.sec.gov) or by calling 1-800-SEC-0330. Copies of the proxy statement and other filings with the Securities and Exchange Commission that will be incorporated by reference in the proxy statement can also be obtained, without charge, by directing a request to Joseph C. DosSantos, Chief Financial Officer, 45 Horsehill Road, Suite 106, Cedar Knolls, New Jersey 07927, (973) 509-0444.

Participants in the Solicitation

The Company and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in respect of the proposed Financing. Information regarding the Company’s directors and executive officers is contained in the proxy statement for the Company’s 2015 annual meeting of stockholders, which was filed with the SEC on November 16, 2015. Additional information regarding the interests of such potential participants will also be included in the proxy statement for the Financing and other relevant documents to be filed with the SEC.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
4.1	Form of Warrants

10.1	Securities Purchase Agreement, dated December 17, 2015, by and between MYOS Corporation and RENS Technology Inc.*

10.2	Exclusive Distribution Agreement, dated December 17, 2015, by and between MYOS Corporation and RENS Agriculture Science & Technology Co. Ltd.

10.3	Convertible Promissory Note, dated December 17, 2015

10.4	Employment Agreement, dated December 17, 2015, by and between MYOS Corporation and K. Bryce Toussaint

99.1	Press Release, dated December 17, 2015

*  Certain exhibits and schedules to this exhibit have been omitted in accordance with Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYOS CORPORATION

Dated: December 22, 2015	/s/ Joseph C. DosSantos
Name: Joseph C. DosSantos
Title: Chief Financial Officer

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